UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PARAMOUNT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARAMOUNT GROUP, INC.

1633 Broadway, Suite 1801

New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 19, 2016

Dear Stockholder:

You are invited to attend the 2016 annual meeting of stockholders of Paramount Group, Inc., a Maryland corporation, which will be held on Thursday, May 19, 2016, at 12:00 p.m., local time, at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York. The annual meeting will be held for the following purposes:

1.	To elect the nine director nominees named in the proxy statement to serve on our Board of Directors until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on March 21, 2016 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

We make proxy materials available to our stockholders on the internet. You can access proxy materials at http://www.proxyvote.com. You also may authorize your proxy via the internet or by telephone by following the instructions on that website. In order to authorize your proxy via the internet or by telephone you must have the stockholder identification number that appears on the enclosed Notice of Internet Availability of Proxy Materials. You also may request a paper or an e-mail copy of our proxy materials and a paper proxy card by following the instructions included in the Notice of Internet Availability of Proxy Materials.

By Order of our Board of Directors,

Gage Johnson Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on May 19, 2016.

This proxy statement and our 2015 Annual Report to Stockholders are available at http://www.proxyvote.com

New York, New York

April 7, 2016

Whether or not you plan to attend the annual meeting, please carefully read the proxy statement and other proxy materials and complete a proxy for your shares as soon as possible. You may authorize your proxy via the internet or by telephone by following the instructions on the website indicated in the Notice of Internet Availability of Proxy Materials that you received in the mail. You also may request a paper or an e-mail copy of our proxy materials and a paper proxy card at any time. If you attend the annual meeting, you may vote in person if you wish, even if you previously have submitted your proxy. However, please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.

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PARAMOUNT GROUP, INC.

1633 Broadway, Suite 1801

New York, New York 10019

PROXY STATEMENT

FOR OUR 2016 ANNUAL MEETING OF STOCKHOLDERS to be held on May 19, 2016

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Paramount Group, Inc., a Maryland corporation, for use at our 2016 annual meeting of stockholders to be held on Thursday, May 19, 2016, at 12:00 p.m., local time, at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York, or at any postponement or adjournment of the annual meeting. References in this proxy statement to “we,” “us,” “our,” “ours” and the “Company” refer to Paramount Group, Inc., unless the context otherwise requires. This proxy statement and a form of proxy have been made available to our stockholders on the internet and the Notice of Internet Availability of Proxy Materials has been mailed to stockholders on or about April 7, 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on March 21, 2016, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting. If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to vote on the following proposals:

•

Proposal 1: the election of the nine director nominees named in this proxy statement to serve on our Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement;

•	Proposal 3: the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years; and

•	Proposal 4: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting. As of March 21, 2016, there were 213,036,508 shares outstanding and entitled to vote at the annual meeting.

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

What vote is required to approve each proposal?

In respect of Proposal 1, a director is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote in an uncontested election is required to tender his or her resignation to the Board, subject to acceptance. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Corporate Governance Matters—Annual Elections; Majority Voting.” Abstentions and broker non-votes with respect to Proposal 1 will have no effect on the election of directors.

A majority of all of the votes cast with respect to the proposal is required for approval of each of Proposals 2, 3 and 4. In respect of Proposals 2, 3 and 4, abstentions and broker non-votes will have no effect on the votes for these proposals. In respect of Proposal 3, in the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, the votes for Proposals 2 and 3 are advisory and not binding on the Board or the Company in any way.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	properly submitting to us a proxy with a later date; or

•	appearing in person and voting by ballot at the annual meeting.

If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.

How do I vote?

Voting in Person at the Annual Meeting. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., and attend the annual meeting, you may vote in person at the annual meeting. If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the annual meeting, you will need to obtain a “legal proxy” from the bank, broker or other nominee that holds your shares of record.

Voting by Proxy. If your shares are registered directly in your name with our transfer agent, the Notice of Internet Availability of Proxy Materials was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a stockholder identification number provided in the Notice of Internet Availability of Proxy Materials.

Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.

Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

How is my vote counted?

If you authorize your proxy to vote your shares electronically via the internet or by telephone, or, if you received a proxy card by mail and you properly marked, signed, dated and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted “for” the election of the nominees for the directors named in this proxy statement, “for” advisory approval of the compensation of our named executive officers, “for” a one-year frequency of submitting the compensation of our named executive officers to the stockholders for approval, and “for” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

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FOR Proposal 1: the election of Albert Behler, Thomas Armbrust, Martin Bussmann, Dan Emmett, Lizanne Galbreath, Karin Klein, Peter Linneman, David O’Connor and Katharina Otto-Bernstein as directors to serve on our Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement;

•

FOR EVERY YEAR (“1 YEAR” on the proxy card) in respect of Proposal 3: the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years; and

•	FOR Proposal 4: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What other information should I review before voting?

Our 2015 annual report, including our consolidated financial statements for the fiscal year ended December 31, 2015, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2015 annual report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which contains additional information about the Company, on our website at www.paramount-group.com or by directing your request in writing to Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, Attention: Investor Relations. The 2015 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, rather than paper copies of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders.

How can I change how I receive proxy materials in the future?

The Notice of Internet Availability of Proxy Materials includes instructions on how to access our proxy materials over the internet at www.proxyvote.com and how to request a printed set of the proxy materials by mail or an electronic set of materials by e-mail.

Instead of receiving a Notice of Internet Availability of Proxy Materials in the mail, stockholders may elect to receive future proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the annual meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. You can change your election by sending a blank e-mail with the 12-digit control number on your proxy card to sendmaterial@proxyvote.com, via the internet at www.proxyvote.com or by telephone at (800) 579-1639. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of nine members. As previously announced, on March 23, 2016, we increased the size of the Board from seven to nine members and appointed Martin Bussmann and Karin Klein to the Board as directors. Each member of the Board is serving for a term of one year and until their successors are duly elected and qualified. Their term expires at each annual meeting of stockholders. Our charter and bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law which is one and, unless our bylaws are amended, more than nine.

At the 2016 annual meeting, all of the directors will be elected to serve until the 2017 annual meeting and until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Albert Behler, Thomas Armbrust, Martin Bussmann, Dan Emmett, Lizanne Galbreath, Karin Klein, Peter Linneman, David O’Connor and Katharina Otto-Bernstein to serve as directors. Each of these nominees is a current director of the Company. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select.

Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in an uncontested election a director is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote in an uncontested election is required to tender his or her resignation to our Board, subject to acceptance. Our Nominating and Corporate Governance Committee will make a recommendation to our Board on whether to accept or reject the resignation, or whether other action should be taken. Our Board will then act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in our Board’s decision.

We will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board unanimously recommends that you vote FOR each of its director nominees.

Information Regarding the Director Nominees

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a director at the 2016 annual meeting, based upon information furnished by each director. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board that such person should serve as a director.

Name	Age	Position
Albert Behler	64	Chairman, Chief Executive Officer and President
Thomas Armbrust	63	Director
Martin Bussmann	64	Director
Dan Emmett	76	Director
Lizanne Galbreath	58	Director
Karin Klein	43	Director
Peter Linneman	65	Director
David O’Connor	52	Director
Katharina Otto-Bernstein	51	Director

Albert Behler

Mr. Behler, 64, has been our Chairman, Chief Executive Officer and President since 2014. Mr. Behler joined our management company in October 1991 as President and Chief Executive Officer, where he oversaw all of the acquisitions and dispositions that produced our current portfolio of assets. Prior to joining our management company, Mr. Behler held various leadership positions in the Thyssen entities, a German multinational conglomerate that he joined in 1973. He ran Thyssen Saudia Company, Ltd as Managing Director and was President of Thyssen Rheinstahl in Atlanta, Georgia from 1985 to 1991. In his positions with the Thyssen entities, Mr. Behler was responsible for, among other duties, the acquisition, financing, development and disposition of more than ten million square feet of commercial real estate in various countries. Mr. Behler’s board and association memberships presently include serving as a member of the Real Estate Roundtable, Washington, D.C.; a member of the Board of Governors of the Real Estate Board of New York; a member of the Urban Land Institute; a member of the American Council on Germany’s Business Advisory Committee; a member of the Board of Citymeals-on-Wheels; and a member of the Board of Trustees at The Arthur F. Burns Fellowship. Mr. Behler is also a former member of the Executive Committee of Greenprint Foundation and a former Chairman of the Association of Foreign Investors in Real Estate (AFIRE). Mr. Behler studied law at the University of Cologne and graduated from Georgia State University with a Master’s degree in Business Administration.

Thomas Armbrust

Mr. Armbrust, 63, has been a member of our Board since 2014. Mr. Armbrust has been the Managing Director of CURA Vermögensverwaltung, a real estate management firm, since 1992. From 1985 to 1992, Mr. Armbrust was Vice President Tax, Accounting, Reporting and M&A of Gruner & Jahr Publishing Group, Hamburg. Prior to that, Mr. Armbrust held various other finance positions since 1977. Mr. Armbrust serves as a member of the supervisory board of Deutsche EuroShop AG, a public German real estate stock company, as a member of the supervisory board of Otto Versand, an international retailer, and as chairman of the supervisory board of ECE Projektmanagement, an international shopping center manager and developer. Mr. Armbrust also serves as a director of certain of the entities comprising our predecessor entities and their affiliates. Mr. Armbrust studied national economics and received his Masters of Economics from the University of Mainz. Mr. Armbrust was selected to serve on our Board based on his extensive experience in the real estate industry, his background in finance and his extensive knowledge of the Company.

Martin Bussmann

Dr. Bussmann, 64, has been a member of our Board since March 2016. Dr. Bussmann has been a Trustee of the Mannheim Trust in New York since 1998, responsible for the investment and management of its assets in real estate, private equity and financial investments in public equity and fixed income. He also serves as director or manager of a number of the Mannheim Trust portfolio companies, including Mannheim Holdings LLC. From 1998 to 2005, he was Co-Trustee of the Marico Trust in New York, and from 1995 to 1998 he was manager of Margna SA/Margna Holding SA, a Luxembourg company that invested in European blue chip stocks. Prior to these positions, from 1980 until 1994, Dr. Bussmann spent 15 years in the pharmaceutical and chemical industries in Germany and the United States, at Knoll AG, Abbott Laboratories, BASF AG and BASF Corporation. Dr. Bussmann received his Dr. juris utriusque degree from Heidelberg University and in 1977 was a Visiting Scholar at Harvard Law School. Dr. Bussmann was selected to serve on our Board based on his extensive experience in industries other than real estate, his background in finance and his senior leadership background.

Dan Emmett

Mr. Emmett, 76, has been a member of our Board since 2014. Mr. Emmett has served as the chairman of the board of directors of Douglas Emmett, Inc., a publicly-traded high-quality office and multifamily property REIT, since its inception in 2006. Mr. Emmett co-founded the predecessors of Douglas Emmett, Inc. in 1971 and 1991. Mr. Emmett received his bachelor’s degree from Stanford University and his Juris Doctorate from Harvard University. Mr. Emmett was selected to serve on our Board based on his extensive experience in the real estate industry as well as his senior leadership background.

Lizanne Galbreath

Ms. Galbreath, 58, has been a member of our Board since 2014. Ms. Galbreath has been the Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, Ms. Galbreath was Managing Director of LaSalle Partners/Jones Lang LaSalle, a publicly-traded real estate services and investment management firm, where she also served as a director. From 1984 to 1997, Ms. Galbreath served as a Managing Director, then Chairman and Chief Executive Officer, of The Galbreath Company, the predecessor entity of Galbreath & Company. Ms. Galbreath has also been a member of the board of directors of Starwood Hotels & Resorts Worldwide, Inc., a publicly-traded hotel and leisure company, since 2005. Ms. Galbreath received a Masters of Business Administration from The Wharton School at the University of Pennsylvania and a Bachelor of Arts from Dartmouth College. Ms. Galbreath was selected to serve on our Board based on her extensive experience in the real estate industry as well as her senior leadership background.

Karin Klein

Ms. Klein, 43, has been a member of our Board since March 2016. Ms. Klein has been a partner of Bloomberg Beta, a venture capital fund which invests in technology companies that make work better, since 2013. Prior to launching Bloomberg Beta, Ms. Klein led new initiatives at Bloomberg L.P. from 2010 to 2013. Before joining Bloomberg L.P., from 2000 to 2010, Ms. Klein served in various roles at SoftBank Group Corp., a Japanese multinational telecommunications and internet company, including as a vice president and director of corporate development. Previously, she also held investing and operating roles at several investment companies and co-founded a children’s education business. Ms. Klein graduated summa cum laude with a Master of Business Administration and a Bachelor of Science from The Wharton School and a Bachelor of Arts from the Annenberg School for Communication at the University of Pennsylvania. Ms. Klein was selected to serve on our Board based on her extensive experience outside the real estate industry, particularly in technology-related industries, and her senior leadership background.

Peter Linneman

Dr. Linneman, 65, has been a member of our Board since 2014. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate there. Dr. Linneman is also currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. Dr. Linneman has served on over 20 public and private company boards, including serving as Chairman of the Board of Rockefeller Center Properties, Inc., a REIT, as a member on the board of trustees of Equity Commonwealth (formerly known as CommonWealth REIT), a publicly-traded REIT, and as a member of the board of directors of Equity One, Inc., a publicly-traded REIT. Dr. Linneman is also currently serving as an independent director of Atrium European Real Estate Ltd. and AG Mortgage Investment Trust, Inc., a publicly-traded REIT. Dr. Linneman previously served as a director of Bedford Property Investors, Inc. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. Dr. Linneman holds both Masters and Doctorate degrees in economics from the University of Chicago and a Bachelor of Arts degree from Ashland University. Dr. Linneman was selected to serve on our Board based on his experience over many years in financial and business advisory services and investment activity and his experience as a member of numerous public and private boards, including many real estate companies.

David O’Connor

Mr. O’Connor, 52, has been a member of our Board since 2014. Mr. O’Connor is a private investor and Managing Partner of High Rise Capital Partners, LLC, and was the co-founder and senior Managing Partner of High Rise Capital Management, L.P., a New York-based real estate securities hedge fund manager that operated from 2001 to 2011. From 1994 to 2000, he was a principal, co-portfolio manager and investment committee member of European Investors, Inc., a real estate securities investment advisory firm. Mr. O’Connor serves in various positions at real estate investment firms. He is a member of the boards of Prologis, Inc., a publicly-traded REIT focused on industrial logistics and real estate globally; Regency Centers Corporation, a publicly-traded REIT that specializes in neighborhood shopping centers; and is the Non-Executive Co-Chairman of HighBrook Investment Management, LP, a real estate private equity firm. He also serves on the executive committee of the Zell/Lurie Real Estate Center at the Wharton School of the University of Pennsylvania. Mr. O’Connor received a Master of Science in real estate from New York University and a Bachelor of Science from the Carroll School of Management at Boston College, where he serves as a Trustee. Mr. O’Connor was selected to serve on our Board based on his extensive investment management experience in the real estate industry.

Katharina Otto-Bernstein

Ms. Otto-Bernstein, 51, has been a member of our Board since 2014. Ms. Otto-Bernstein is an award winning writer and film maker, who began her career as a journalist. Currently, she is the President of Film Manufacturers Inc., an international production company specializing in the development, production and co-production of high quality fiction and non-fiction motion pictures, as well as selected works for stage and print, a position which she has held since 1992. Ms. Otto-Bernstein is also a principal owner of ECE Projektmanagement, an international shopping center manager and developer, and a member of the board of directors of CURA Vermögensverwaltung, a real estate management firm. Ms. Otto-Bernstein is a member of the Dean’s Council of the Columbia University School of the Arts and was awarded the Columbia University Alumni Medal of Achievement in 2009. She is also a member of the board of directors of the Metropolitan Opera and of the International Council of the Guggenheim Museum and served for ten years on the board of the Wildlife Conservation Society. Ms. Otto-Bernstein received a Bachelor of Arts from Columbia College in philosophy and political science and a Masters of Fine Arts in film from Columbia University. Ms. Otto-Bernstein was selected to serve on our Board based on her significant ownership interest in the Company and experience in the real estate industry.

Biographical Information Regarding Executive Officers Who Are Not Directors

As of the date of this proxy statement, our executive officers who are not directors are as follows:

Name	Age	Position
Wilbur Paes	38	Executive Vice President, Chief Financial Officer and Treasurer
Jolanta Bott	64	Executive Vice President, Operations and Human Resources
Theodore Koltis	47	Executive Vice President, Leasing
Daniel Lauer	53	Executive Vice President, Chief Investment Officer
Ralph DiRuggiero	65	Senior Vice President, Property Management
Gage Johnson	54	Senior Vice President, General Counsel and Secretary
Vito Messina	53	Senior Vice President, Asset Management

Wilbur Paes

Mr. Paes, 38, has been our Executive Vice President, Chief Financial Officer and Treasurer since March 2016. Before being appointed Executive Vice President, Chief Financial Officer and Treasurer, Mr. Paes was our Senior Vice President, Chief Accounting Officer since 2014. Prior to joining our executive management team in 2014, Mr. Paes spent over 11 years at Vornado Realty Trust, a publicly traded REIT, where he held a myriad of positions in accounting and finance, most recently as Senior Vice President of SEC Reporting. Prior to that, Mr. Paes worked for the international public accounting firms of KPMG LLP and Arthur Andersen LLP, where he served some of the firms’ largest real estate clients. Mr. Paes graduated from Queens College of the City University of New York with a Bachelor of Arts degree in Accounting and Information Systems. He is a Certified Public Accountant, licensed in the State of New York, and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Jolanta Bott

Ms. Bott, 64, has been our Executive Vice President, Operations and Human Resources since 2014. Ms. Bott previously served as a Senior Vice President with our management company since June 2002, responsible for all human resource matters. Prior to that, Ms. Bott held various other management positions at our management company since July 1979. Prior to joining our management company, Ms. Bott held a position in marketing and public relations at the European American Bank, where she reported directly to the Vice Chairman. Ms. Bott studied Art, Business and Psychology in Europe, Africa and Latin America, and is fluent in several languages.

Theodore Koltis

Mr. Koltis, 47, has been our Executive Vice President, Leasing since 2014. Mr. Koltis joined our management company in December 2010 as Senior Vice President of Leasing, responsible for the leasing of our management company’s portfolio in New York, Washington, D.C. and San Francisco. Prior to joining our management company, since September 2002, Mr. Koltis served as a Managing Director at Tishman Speyer Properties, a real estate building and operating company, where he was responsible for leasing in New York, including Rockefeller Center, The Chrysler Building, 666 Fifth Avenue and The MetLife Building. Prior to joining Tishman Speyer Properties in 2002, Mr. Koltis worked at CB Richard Ellis, a publicly-traded commercial real estate services and investment firm, in the consulting group and at Tishman Realty and Construction in their real estate consulting group specializing in tenant advisory. He is a member of both the Real Estate Board of New York and the Young Men’s/Women’s Real Estate Association of New York. Mr. Koltis graduated from Cornell University with a Bachelor of Science and received a Master’s degree in Business Administration from Columbia University.

Daniel Lauer

Mr. Lauer, 53, has been our Executive Vice President, Chief Investment Officer since 2014. Mr. Lauer previously served as a Vice President of Acquisitions at our management company since 2002 and Senior Vice President, Acquisitions and Business Development since February, 2013, overseeing the acquisition and disposition process, including due diligence and the closing of numerous transactions. Prior to that, Mr. Lauer held various other management positions at our management company since 1989. From 1985 to 1989, Mr. Lauer served in the accounting department of Turner Construction Company, a general builder and construction management firm, where he was responsible for financial reporting and budgeting for the New Jersey regional office. Mr. Lauer is a Member of the Urban Land Institute and the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School, University of Pennsylvania. Mr. Lauer graduated from Fairfield University with a Bachelor of Arts degree in Economics and from Rutgers University with a Master’s degree in Business Administration.

Ralph DiRuggiero

Mr. DiRuggiero, 65, has been our Senior Vice President, Property Management since 2014. Mr. DiRuggiero joined our management company in May 2001 as Vice President of Property Management where he was directly involved in all aspects of property management and security for the entire portfolio. From 1999 to 2001, Mr. DiRuggiero was Senior Vice President of Property Management and Regional Director at the Trammell Crow Company, a real estate development, investment and operations company. From 1989 to 1999, Mr. DiRuggiero served in various management roles with Jones Lang LaSalle, a publicly-traded professional services and investment management company specializing in real estate, and its affiliates and predecessors, most recently as Executive Vice President. Mr. DiRuggiero graduated from the University of Scranton with a Bachelor of Science degree and from The City University of New York (Baruch College) with a Master’s degree in Public Administration.

Gage Johnson

Mr. Johnson, 54, has been our Senior Vice President, General Counsel and Secretary since 2014. Mr. Johnson joined our management company in May 2009 as General Counsel. Previously, since 2005, Mr. Johnson was General Counsel of Citi Property Investors, the global real estate investment management arm of Citigroup, where he was a Managing Director responsible for virtually all legal aspects of real estate investments throughout the United States, Europe and Asia in all property sectors. From 2003 to 2005, Mr. Johnson was an Executive Director in the Law Department at Morgan Stanley Real Estate, the investment firm’s real estate unit. From 1998 to 2003, Mr. Johnson served in various roles at Lend Lease Real Estate, part of a publicly-traded property group specializing in project management and construction, real estate investment and development, most recently as General Counsel. Prior to joining Lend Lease Real Estate, Mr. Johnson was an attorney with the law firm of Paul Hastings LLP in Washington, D.C. Mr. Johnson graduated from Princeton University with a Bachelor of Arts degree from the Woodrow Wilson School of Public & International Affairs and from the University of Virginia School of Law with a Juris Doctorate.

Vito Messina

Mr. Messina, 53, has been our Senior Vice President, Asset Management since 2014. Mr. Messina joined our management company in July 2002 as Vice President of Controlling and assumed responsibility for accounting, property financing, financial accounting and financial reporting for its portfolio of properties. In July 2013 he was promoted to Senior Vice President, Asset Management where he has been responsible for overseeing the asset management function for our management company’s property portfolio. Previously, since 1994, Mr. Messina was Assistant Corporate Controller and later Vice President and Corporate Operations Controller at Devon Properties, Inc., an apartment and commercial property management services company. From 1986 to 1994, Mr. Messina provided audit and consulting services at Deloitte & Touche LLP to real estate clients. Mr. Messina graduated from Queens College of the City University of New York with a Bachelor of Arts degree in Accounting. Mr. Messina is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Director Independence

Our Board has determined that each of the following, constituting a majority of our Board, is an “independent director” as defined by the New York Stock Exchange (the “NYSE”) rules: Martin Bussmann, Dan Emmett, Lizanne Galbreath, Karin Klein, Peter Linneman and David O’Connor. Our independent directors will meet regularly in executive sessions without the presence of our officers and non-independent directors.

Lead Independent Director

To facilitate the role of the independent directors, the Board has determined that it is appropriate for the independent directors to appoint one independent director to serve as Lead Independent Director. The Lead Independent Director is currently Peter Linneman. See “Corporate Governance Matters—Board Leadership Structure.”

The Board and its Committees

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Investment and Finance Committee. The Audit Committee,

Compensation Committee and Nominating and Corporate Governance Committee are composed exclusively of independent directors, in accordance with the NYSE listing standards. The principal functions of each committee are briefly described below. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.paramount-group.com under the “Investors—Corporate Governance” section. Further, we will provide a copy of these charters free of charge to each stockholder upon written request. Requests for copies should be addressed to Gage Johnson, Senior Vice President, General Counsel and Secretary, at Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019. From time to time, the Board also may create additional committees for such purposes as the Board may determine.

The Board held six meetings during fiscal year 2015, and all directors attended 75% or more of the board of directors meetings and meetings of the committees on which they served during the periods they served.

Audit Committee. Our Audit Committee consists of Dan Emmett (chair), Peter Linneman and Lizanne Galbreath, each of whom is an independent director. The Board has determined that Dr. Linneman qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards and that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. The Board has also determined that Dr. Linneman’s simultaneous service on the audit committees of four other public companies would not impair his ability to serve on our Audit Committee. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the performance of our internal audit function; and

•	our overall risk assessment and management.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee Report required by SEC regulations to be included in this proxy statement. Our Audit Committee held eight meetings during fiscal year 2015. Additional information regarding the functions performed by our Audit Committee is set forth in the Audit Committee Report.

Compensation Committee. Our Compensation Committee consists of Lizanne Galbreath (chair), David O’Connor and Dan Emmett, each of whom is an independent director. We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•

reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of other senior officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation and equity-based plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our Compensation Committee held six meetings during fiscal year 2015.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Peter Linneman (chair), David O’Connor and Dan Emmett, each of whom is an independent director. We have adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

•	recommending to the Board nominees for each committee of the Board;

•	annually facilitating the assessment of the Board’s performance, as required by applicable laws, regulations and the NYSE corporate governance listing standards; and

•	annually reviewing and making recommendations to the Board regarding revisions to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

Our Nominating and Corporate Governance Committee held three meetings during fiscal year 2015.

Investment and Finance Committee. Our Investment and Finance Committee consists of Albert Behler (chair) and Thomas Armbrust. If Mr. Armbrust is unavailable, Dan Emmett would serve in his place. This committee is responsible for approving certain material acquisitions, dispositions and other investment and financing decisions of the Company. Our Investment and Finance Committee held four meetings during fiscal year 2015.

Director Compensation

The Board has established a compensation program for our non-employee directors. Under this program, we pay the following fees to our nonemployee directors on a quarterly basis, in cash:

•	an annual retainer of $40,000;

•	an additional annual retainer of $50,000 to our lead director (currently Peter Linneman);

•	an additional annual retainer of $15,000 to each chair of a committee; and

•	an additional annual retainer of $5,000 to each member of a committee.

We will also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board and committee meetings.

In order to encourage our non-employee directors to acquire a significant equity stake in us and to align our non-employee directors and stockholders, at each annual stockholder meeting we will grant each of our non-employee directors LTIP units or shares of restricted common stock under our 2014 Equity Incentive Plan with a value of $100,000 which will vest upon the earlier of the anniversary of the date of grant or the next annual stockholder meeting.

Directors of the Company who are also employees receive no additional compensation for their services as directors.

The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2015:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Thomas Armbrust	$40,000	$99,996	$139,996
Dan Emmett	65,000	89,996	154,996
Lizanne Galbreath	60,000	89,996	149,996
Peter Linneman	110,000	89,996	199,996
David O’Connor	50,000	89,996	139,996
Katharina Otto-Bernstein	40,000	89,996	129,996

(1)	This table does not include Karin Klein and Martin Bussmann, who were appointed to the Board on March 23, 2016.
(2)	On May 21, 2015 we granted 5,219 LTIP units to each of Messrs. Emmett, Linneman and O’Connor and Mmes. Galbreath and Otto-Bernstein, and 5,219 shares of restricted stock to Mr. Armbrust, under our 2014 Equity Incentive Plan. Such awards will vest if they remain on our Board until the 2016 annual stockholder meeting. Amounts shown reflect the aggregate grant date fair value of LTIP units or shares of restricted stock issued to each director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation—Stock Compensation” (“ASC Topic 718”), disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(2) of the Exchange Act enables our stockholders to vote on a non-binding advisory basis on how frequently we will submit “say-on-pay” proposals, similar to Proposal 2, to our stockholders in the future. Our stockholders have the following three alternatives to choose from: (1) every year (“1 YEAR” on the proxy card), (2) every two years (“2 YEARS” on the proxy card) or (3) every three years (“3 YEARS” on the proxy card). In addition, our stockholders may choose to abstain from voting on this proposal.

Our Board believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable. Annual votes will provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the Compensation Committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by the Compensation Committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.

The votes that are the subject of this proposal are all non-binding, advisory votes, and therefore will not have any binding legal effect on the Company or our Board. However, our Board does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

The Board unanimously recommends a vote for EVERY YEAR (“1 YEAR” on the proxy card) as the frequency for future non-binding advisory votes on the compensation of our named executive officers.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Stockholder ratification of the appointment of Deloitte & Touche LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of Deloitte & Touche LLP to the stockholders for ratification at the 2016 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. Deloitte & Touche LLP has served as our independent registered public accounting firm since our formation in 2014 and is considered by our management to be well-qualified. Deloitte & Touche LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of Deloitte & Touche LLP will be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires and will be available to respond to appropriate questions.

A majority of all of the votes cast with respect to this proposal is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions do not constitute a vote “for” or “against” and will not be counted as “votes cast.” Abstentions and broker non-votes will have no effect on this proposal.

Fee Disclosure

The following is a summary of the fees billed by Deloitte & Touche LLP for professional services rendered to us for the fiscal years ended December 31, 2015 and for the period from November 24, 2014 to December 31, 2015:

	2015	2014
Audit Fees	$1,160,000	$750,000
Audit Related Fees	1,030,500	1,003,500
Tax Fees	25,000	—
All Other Fees	846,000	—

Total	$3,061,500	$1,753,500

Audit Fees

“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Deloitte & Touche LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-Related Fees

“Audit-Related Fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning.

All Other Fees

“All Other Fees” refers to fees and related expenses for products and services other than services described above.

Our Audit Committee considers whether the provision by Deloitte & Touche LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining Deloitte & Touche LLP’s independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (i) the aggregate amount of all such non-audit services constitutes not more than five percent of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee’s or any of its members’ attention and approved by our Audit Committee or any of its members who has authority to give such approval prior to the completion of the audit. None of the fees reflected above were incurred as a result of non-audit services provided by our independent registered public accounting firm pursuant to this de minimis exception. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of Paramount Group, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2015 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Paramount Group, Inc. for the fiscal year ended December 31, 2015;

2.	the Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed with them by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

3.	the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Submitted by our Audit Committee

Dan Emmett (Chairman)

Peter Linneman

Lizanne Galbreath

CORPORATE GOVERNANCE MATTERS

We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the “Investors—Corporate Governance” section of our website at www.paramount-group.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics, Corporate Governance Guidelines and stockholder communication policy. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Business Conduct and Ethics, Corporate Governance Guidelines and stockholder communication policy by directing your request in writing to Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, Attention: Investor Relations. Additional information relating to the corporate governance of the Company also is included in other sections of this proxy statement.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board is not staggered, meaning that each of our directors is subject to re-election annually;

•	we provide for majority voting in uncontested director elections;

•	a majority of our directors are independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition provisions of the Maryland General Corporation Law and we may not opt in without stockholder approval;

•

we do not have a shareholder rights plan and, in the future, we do not intend to adopt a shareholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our Board, we then submit the shareholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate; and

•

we have entered into a stockholders agreement, which is described in more detail under “Certain Relationship and Related Party Transactions—Stockholders Agreement,” pursuant to which Maren Otto, Katharina Otto-Bernstein and Alexander Otto have specified director nomination rights.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors serving on the Board and all directors serving on the Board committees must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. In addition, the Company has adopted additional director independence standards for the Board to consider in making its determinations with respect to the independence of directors. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE: Martin Bussmann, Dan Emmett, Lizanne Galbreath, Karin Klein, Peter Linneman and David O’Connor.

Code of Business Conduct and Ethics

Our Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our directors or officers may be made only by our Board or our Nominating and Corporate Governance Committee and will be promptly disclosed as required by law or NYSE regulations. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Audit Committee Financial Expert

The Board has determined that Peter Linneman qualifies as an “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K.

Communications with the Board

We have a process by which stockholders and other interested parties may communicate with the non-employee directors, both individually and as a group, through the Board’s Lead Independent Director. In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent in writing or by email to: Peter Linneman, Lead Independent Director, Paramount Group, Inc., c/o Issuer Direct Corporation (“IDC”) using the following link: https://irdirect.net/PGRE/whistleblower_iframe/, or any other link to or toll-free number of a third party reporting service approved by the Lead Independent Director from time to time and posted on our website or otherwise appropriately disseminated. IDC acts as agent for the Lead Independent Director in facilitating direct communications to him and any other non-employee directors he requests. Any such communications may be made anonymously.

Audit Committee Complaint Procedures

Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of the Company, you may do so in writing to the Chairperson of our Audit Committee, c/o IDC using the following link: https://irdirect.net/PGRE/whistleblower_iframe/, or the toll-free number provided in the link, or any other link to or toll-free number of a third party reporting service approved by the Chairperson of the Audit Committee from time to time and posted on our website or otherwise appropriately disseminated. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

We encourage each member of the Board to attend each annual meeting of stockholders. All of our directors serving at that time attended the annual meeting of stockholders held on May 21, 2015.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate Governance Committee has adopted a written policy on the criteria and process of identifying and reviewing director candidates.

At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each director candidate (i) has experience at a strategic or policymaking level in a business, legal, accounting, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, (iii) is well regarded in the community and shall have a reputation for the highest ethical and moral standards and (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee must recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board will be “independent” in accordance with the standards established pursuant to Section 303A of the NYSE Listed Company Manual, (ii) each of its Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors and (iii) at least one member of the Audit Committee will have accounting or related financial management expertise.

Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating and Corporate Governance Committee may, but is not required to, consider (i) whether the nominee has direct experience in the real estate industry, particularly in the office real estate industry, or in the markets in which the Company operates, and (ii) whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines require the non-management directors serving on the Board to meet at regularly scheduled executive sessions without management participation and to hold an executive session at least once each year with only independent directors present. In accordance with such requirement, our non-management directors and/or our independent directors meet in executive sessions from time to time on such a basis. The executive sessions are chaired by our Lead Independent Director.

Annual Elections; Majority Voting

Each of our directors will be elected by our stockholders to serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualified. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in a contested election, directors are elected by a plurality of all of the votes cast in the election of directors, and in an uncontested election, a director is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote in an uncontested election is required to tender his or her resignation to our Board, subject to acceptance. Our Nominating and Corporate Governance Committee will make a recommendation to our Board on whether to accept or reject the resignation, or whether other action should be taken. Our Board will then act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in our Board’s decision.

Board Leadership Structure

As noted above, our Board currently is comprised of six independent and three non-independent directors. Albert Behler, our Chief Executive Officer and President, serves as Chairman of the Board. Our Board believes that the Company and our stockholders are best served by having Mr. Behler serve as Chairman and Chief Executive Officer.

Mr. Behler’s over 24 years of experience leading the Company and its predecessor and significant ownership interest in the Company uniquely qualify him to serve as both Chairman and Chief Executive Officer. In addition, our Board believes that Mr. Behler’s combined role as an executive officer and the Chairman of our Board promotes unified leadership and direction for our Board and executive management, and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans.

The Board has appointed Peter Linneman, one of the independent directors, as Lead Independent Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Lead Independent Director, benefits the Company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations, and that no one structure is suitable for all companies. Our current Board leadership structure is optimal for us because it demonstrates to our employees and other stakeholders that the Company is under strong leadership. In our judgment, the Company, like many companies, has been well-served by this leadership structure.

The Lead Independent Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	approving information sent to our Board;

•	approving Board meeting agendas;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Our Lead Independent Director also has the authority to call meetings of the independent directors.

We believe that the Lead Independent Director is an integral part of the Board’s structure that promotes strong, independent oversight of our management and affairs.

Anti-Hedging and Anti-Pledging Policy

None of our executives have engaged in any hedging transactions with respect to our stock and none of our executives have engaged in any pledging transactions with respect to our stock except as noted in “Security Ownership of Certain Beneficial Owners and Management.” Under our policies no executive or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Nominating and Corporate Governance Committee.

We also have an anti-pledging policy whereby, no executive or director may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.

Minimum Share Ownership Guidelines for Executive Officers and Directors

We have adopted minimum stock ownership guidelines that require each executive officer to maintain a minimum number of shares of our common stock (including operating partnership units and LTIP units) having a value equal to or greater than a multiple (six times, in the case of our Chief Executive Officer, and three times, in the case of all other Section 16 executive officers) of such executive officer’s base salary. Each executive officer must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy (for executive officers in place at that time) and the date of such officer’s appointment (for subsequently appointed executive officers), and until such time as the executive officer achieves such minimum, he or she must retain 50 percent of the value of any vested award, net of taxes.

We have adopted minimum stock ownership guidelines that require our independent directors to hold a number of shares of our common stock (including operating partnership units and LTIP units) having a market value equal to or greater than five times the portion of the annual base retainer which is eligible to be paid in cash. Each independent director must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy (for directors in place at that time) and the date of such director’s election to our Board (for subsequently appointed directors) to attain compliance with the stock ownership requirements.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) the Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of internal controls over financial reporting and (c) the Company’s compliance with legal and regulatory requirements. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

In addition, our Compensation Committee considers the risks to the Company’s stockholders and to achievement of our goals that may be inherent in the Company’s compensation program.

The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for companywide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the following individuals who served as our Chief Executive Officer and Chief Financial Officer during 2015 and the other three most highly-compensated executive officers as of the end of 2015, as determined in accordance with applicable SEC rules, are collectively referred to as our “named executive officers”:

Executive	Title
Albert Behler	Chairman, President and Chief Executive Officer
Michael Walsh	Executive Vice President, Chief Financial Officer and Treasurer(1)
Jolanta Bott	Executive Vice President, Operations and Human Resources
Theodore Koltis	Executive Vice President, Leasing
Wilbur Paes	Senior Vice President, Chief Accounting Officer(2)
David Spence	Former Executive Vice President, Chief Financial Officer and Treasurer(3)

(1)	Mr. Walsh’s employment commenced on March 26, 2015 and ended on March 2, 2016.
(2)	On March 3, 2016, Mr. Paes was promoted to Executive Vice President, Chief Financial Officer and Treasurer.
(3)	Mr. Spence’s employment ended on March 25, 2015.

Executive Summary

Executive Compensation Philosophy

Our executive compensation program is designed to incentivize the creation of long-term shareholder value by aligning the compensation structure for executives with the achievement of our business strategies and to maximize total shareholder return over the long-term. In order to meet our objectives, our executive compensation program includes several elements designed to:

•	Attract and Retain Highly Talented Executives: We provide fixed base salaries that reflect the highly competitive market in which we operate, changes in responsibilities, and merit increases;

•

Pay for Performance: We seek to align the interests of our executives with our long-term shareholders by tying the vast majority of their non-salary compensation to performance based incentives, through:

•	An Annual Incentive Cash Bonus program designed to motivate our executives through a strong emphasis on performance, with the flexibility to reward financial, operational and individual performance;

•

Long-Term Equity Incentive Compensation program to create an appropriate link between compensation and the creation of shareholder value, including multi-year performance-based awards tied to absolute and relative total shareholder returns; and

•

Create a Balanced Approach: Our Compensation Committee recognizes that our unique portfolio of highly coveted assets is among the most concentrated in the industry, both in terms of the number of markets in which we operate, as well as in the unusually high value per asset that we own. As such, in order to mitigate some of the potential volatility which can arise through concentration, the Compensation Committee believes that an executive compensation program with a greater number of elements (but with less value in each) will:

•	Reduce the volatility of annual compensation, resulting in potentially higher employee retention;

•	Potentially mitigate the risk that any individual element may receive inordinate focus and encourage excessively risky behaviors; and

•	Promote a long-term view by connecting executives’ eventual realized compensation to the decisions that they make, as the majority of their annual compensation vests over a period of four years.

2015 Business Highlights

During 2015, we achieved the following:

•

Significantly exceeded our leasing goal of 1.0 million square feet by leasing approximately 1.4 million square feet bringing our portfolio leased percentage to 95.3% at year end, up 140 basis points from the prior year;

•	Achieved very strong positive mark-to-markets of 16.0% on a GAAP basis and 15.6% on a cash basis;

•

Completed a $1.0 billion refinancing of 1633 Broadway in December 2015, well ahead of the December 2016 maturity of the prior $926.3 million loan, contributing to the reduction of our weighted average interest cost by nearly 100 basis points from the prior year;

•

Enhanced the value of our portfolio by purchasing the remaining 35.8% of 31 West 52nd Street that we did not previously own, giving us the ability to recapture the best space in the building to unlock a significant mark-to-market opportunity that would not otherwise have been available to us for the next 10 years.

Roles of our Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. Our Compensation Committee has overall responsibility for monitoring the performance of our executives and evaluating and approving our executive compensation plans, policies and programs. In addition, our Compensation Committee oversees and administers our 2014 Equity Incentive Plan.

Our Compensation Committee, after taking into account recommendations from our independent compensation consultant, determines all components of our Chief Executive Officer’s compensation. With respect to the other named executive officers, our Compensation Committee seeks input from our Chief Executive Officer in addition to our independent compensation consultant, and then reviews and grants final approval of all components of our other named executive officers’ compensation as well.

Compensation Consultant

Our Compensation Committee initially engaged FTI Consulting (“FTI”), an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. FTI provided our Compensation Committee with advice concerning the types and levels of compensation to be paid to our named executive officers. FTI also guided our Compensation Committee in the design of our 2015-2018 performance-based equity grants. In the fall of 2015, in part due to a change in personnel at our compensation consultant, our Compensation Committee selected FPL Associates LP (“FPL”), to serve as its independent compensation consultant instead of FTI.

Our Compensation Committee performs an annual assessment of the compensation consultant’s independence to determine whether the consultant is independent. Our Compensation Committee has determined that both FTI and FPL are independent, and that their work has not raised any conflict of interests. During 2015, neither FTI nor FPL provided services to our Company other than the aforementioned services to our Compensation Committee.

Management

Our Chief Executive Officer attends Compensation Committee meetings, as appropriate, provides information as to the individual performance of the other executive officers and makes annual recommendations to our Compensation Committee of appropriate compensation levels for all executive officers other than himself. Nonetheless, all components of our executive officers’ compensation must be approved by our Compensation Committee in its sole discretion.

Peer Group

In developing our executive compensation programs, our Compensation Committee commissions a peer group compensation analysis to ensure that our programs are competitive with those of other publicly traded REITs. Our Compensation Committee developed an appropriate peer group for our Company with the advice of FPL, comprised of publicly traded REITs focused on the office sector. The members of our peer group are:

•	Alexandria Real Estate Equities, Inc.

•	Boston Properties, Inc.

•	Corporate Office Properties Trust

•	Douglas Emmett, Inc.

•	Empire State Realty Trust, Inc.

•	Equity Commonwealth

•	Highwoods Properties, Inc.

•	Hudson Pacific Properties, Inc.

•	Kilroy Realty Corporation

•	Lexington Realty Trust

•	Piedmont Office Realty Trust, Inc.

•	SL Green Realty Corp.

•	Vornado Realty Trust

After our peer group was established, FPL provided market data and practices of the peer group for our Compensation Committee to consider, as well as executive compensation trends and developments. Specifically, FPL provided information regarding the design and levels of compensation paid by our peers and overall counsel to determine the appropriate incentive design for our Company. Such compensation data for peers was analyzed by our Compensation Committee with the assistance of FPL.

For purposes of determining our overall level of executive compensation (i.e. base salary, annual incentive cash bonus and long-term equity incentive compensation), our Compensation Committee reviews both total compensation and mix of compensation components paid by our peer group to executives in comparable positions. However, an executive’s target compensation is not mechanically set to be a particular percentage of the peer group. Our Compensation Committee also takes into account the executive’s role and experience, as compared to our peers’ executives, and other factors, such as experience, retention and responsibility. In addition, our Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be made based on the full review of individual and Company performance as well as market data.

Our Compensation Committee will evaluate the members of our peer group each year to ensure that they continue to be appropriate and to determine whether other companies should be added.

Compensation Best Practices

Our executive compensation program incorporates the following best practices, such as:

WHAT WE DO	WHAT WE DON’T DO
A significant portion of our executives’ total compensation opportunity is based on performance.	We do not provide tax gross-up payments to any executive.

We have adopted clawback, anti-pledging and anti-hedging policies.	We do not provide single trigger change in control cash severance payments.

We have adopted robust stock ownership guidelines.	We do not allow repricing of stock options without stockholder approval.

Our Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive compensation.	We do not guarantee annual salary increases or minimum cash bonuses.

Elements of Our Compensation Program

The compensation provided to our named executive officers typically consists of base salary, annual incentive cash bonus, deferred cash bonuses, long-term equity incentive compensation and other perquisites and benefits, each of which is described in more detail below. The following charts illustrate the mix of compensation elements (base salary, annual incentive cash bonus, deferred cash bonus, performance-based LTIP units and time-based LTIP units) for our Chief Executive Officer and other named executive officers.

*	“Other NEOs” comprise Ms. Bott and Messrs. Koltis and Paes.

Base Salary

The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salaries are reviewed annually by our Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility. Below are the details of the 2015 Base Salaries for each of our named executive officers.

	Base Salary
Executive	2015	2014	% Change
Albert Behler	$1,100,000	$1,100,000	0.0%
Michael Walsh(1)	$600,000	n/a	n/a
Jolanta Bott	$475,000	$475,000	0.0%
Theodore Koltis	$700,000	$700,000	0.0%
Wilbur Paes	$450,000	$450,000	0.0%

(1)	Mr. Walsh’s employment commenced on March 26, 2015.

Annual Incentive Cash Bonus

Annual Incentive Cash Bonuses are designed to reward each named executive officer for strong financial, operational and individual performance. In connection with our initial public offering, our executive team, including our named executive officers, accepted reduced target incentive cash bonuses for 2015; however, our Compensation Committee retained discretion to approve such reduced incentive cash bonuses. In connection with this decision, our Compensation Committee took into account our total stockholder return compared to our peer group (54th percentile from IPO date through end of 2015; 46th percentile in 2015) and our excellent leasing results. Below are the details of the 2015 Cash Bonuses for each of our named executive officers.

	Cash Bonus(1)
Executive	2015		2014(2)	% Change
Albert Behler	$650,000	(3)	$1,250,000	-48.0%
Michael Walsh	$230,000	(3)	n/a	n/a
Jolanta Bott	$150,000		$160,000	-6.3%
Theodore Koltis	$580,000	(3)	$600,000	-3.3%
Wilbur Paes(4)	$200,000		$150,000	33.3%

(1)	Excludes deferred compensation bonuses aggregating $900,000, which were awarded to three of our named executive officers, in relation to their base salaries, as follows: Mr. Behler—$455,172; Mr. Walsh—$248,276; and Ms. Bott—$196,552.
(2)	75.0% of the amounts in this column were paid by our predecessor.
(3)	Messrs. Behler, Walsh and Koltis elected to exchange all or a portion of their 2015 cash bonus for equity, pursuant to our Bonus Exchange Program, as more fully described below.
(4)	Mr. Paes was hired in August 2014; accordingly, his 2014 bonus was pro-rated based on a target of $400,000.

Bonus Exchange Program

In order to encourage our named executive officers to increase their equity holdings, our Compensation Committee approved a bonus exchange program whereby our named executive officers could elect to convert all or a portion of their 2015 annual incentive cash bonuses (which was paid in the first quarter of 2016) into (i) fully vested options or fully vested LTIP units of our operating partnership, with a value equal to the cash bonus exchanged, or (ii) options or LTIP units, each subject to three-year vesting (40%, 40% and 20%), with a value equal to 125% of the cash bonus exchanged. Below are the details of the 2015 Bonus Exchange Program.

	Bonus Exchange
Executive	Grant Date Fair Value of Options in Lieu of Cash Bonus		Grant Date Fair Value of LTIP Units in Lieu of Cash Bonus
Albert Behler	$812,500	(1)	$—
Michael Walsh	$—		$287,500	(2)
Jolanta Bott	$—		$—
Theodore Koltis	$—		$145,000	(3)
Wilbur Paes	$—		$—

(1)	Mr. Behler exchanged his entire 2015 incentive cash bonus of $650,000 and received an option to acquire 238,971 shares of our common stock at an exercise price of $14.94, subject to vesting over three years.
(2)	Mr. Walsh exchanged his entire 2015 incentive cash bonus of $230,000 and received 19,244 LTIP units, subject to vesting over three years.
(3)	Mr. Koltis exchanged 20.0% of his 2015 incentive cash bonus, or $116,000, and received 9,706 LTIP units, subject to vesting over three years.

Long-Term Equity Incentive Compensation

Our Compensation Committee believes that a substantial portion of each named executive officer’s annual compensation should be in the form of long-term equity incentive compensation. Equity incentive awards encourage management to create stockholder value over the long term, because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years. Long-term equity incentive compensation is granted in the form of LTIP units, representing a class of partnership interests in our operating partnership and which are comprised of both performance-based LTIP units (60.0%) and time-based LTIP units (40.0%). These long-term equity awards were approved by our Compensation Committee for 2015 performance and granted on March 18, 2016. Below are the details of the annual long-term equity incentive awards that were granted to each of our named executive officers.

	Long-Term Equity Awards
Executive	Grant Date Fair Value of Performance- Based LTIP Units(1)	Grant Date Fair Value of Time- Based LTIP Units(2)	Total Grant Date Fair Value of Long Term Equity Awards
Albert Behler	$4,080,000	$2,720,000	$6,800,000
Michael Walsh	$—	$—	$—
Jolanta Bott	$900,000	$600,000	$1,500,000
Theodore Koltis	$900,000	$600,000	$1,500,000
Wilbur Paes	$900,000	$600,000	$1,500,000

(1)

In early March 2016, our Compensation Committee approved the 2016 Performance Program, a multi-year performance-based equity compensation program. The purpose of the 2016 Performance Program is to further align the interests of our stockholders with that of management by encouraging our senior officers to create stockholder value in a “pay for performance” structure. Under the 2016 Performance Program, participants may earn awards in the form of LTIP units of our operating partnership based on our total return to stockholders (“TRS”) over a three-year performance measurement period beginning on March 18, 2016 and continuing through March 17, 2019, on both an absolute basis and relative basis. 25.0% of the award is earned if we outperform a predetermined absolute TRS and the remaining 75.0% is earned if we outperform a predetermined relative TRS. Specifically, participants begin to earn awards under the 2016 Performance Program if our TRS for the performance measurement period equals or exceeds 21.0% on an absolute basis and is within 250 basis points of the performance of the SNL Office REIT Index on a relative basis, and awards will be fully earned if our TRS for the performance measurement period equals or exceeds 36.0% on an absolute basis and exceeds the performance of the SNL Office REIT Index by 400 basis points on a relative basis. Participants will not earn any awards under the 2016 Performance Program if our TRS during the performance measurement period does not meet either of these minimum thresholds. The number of LTIP units that are earned if performance is above the minimum thresholds, but below the maximum thresholds, will be determined based on linear interpolation between the percentages earned at the minimum and maximum thresholds. During the performance measurement period, participants will receive per unit distributions equal to one-tenth of the per share dividends otherwise payable to our common stockholders with respect to their LTIP units. If the LTIP units are ultimately earned based on the achievement of the designated performance objectives, participants will receive cash or additional LTIP units based on the additional amount the participants would have received if per unit distributions during the performance measurement periods for the earned LTIP units had equaled per share dividends paid to our common stockholders less the amount of distributions participants actually received during the performance measurement period. If the designated performance objectives are achieved, awards earned under the 2016 Performance Program will also be subject to vesting based on continued employment with us through March 17, 2020, with 50.0% of each award vesting following the conclusion of the performance measurement period, and the remaining 50.0% vesting on March 17, 2020. Pursuant to the 2016 Performance Program, the following LTIP units were granted to our named executive officers: Mr. Behler, 512,312 LTIP units; Ms. Bott, 113,011 LTIP units; Mr. Koltis, 113,011 LTIP units; and Mr. Paes, 113,011 LTIP units. Mr. Walsh’s employment ended prior to the approval of our 2016 Performance Program, and he was not granted any LTIP units thereunder.
(2)	The time-based LTIP units vest ratably over four years, subject to continued employment.

2015 Total Direct Compensation

Under the rules and regulations of the SEC, each year the “Summary Compensation Table” must disclose the salary paid during that year, the annual cash incentive earned for that year and the equity-based, long-term incentive awards granted during that year, which for us represents the equity-based, long-term incentive award earned for the prior year. As discussed above, because the equity-based pay we award in the first quarter of each year (similar to the cash bonus paid in the first quarter of each year) was earned in the prior year, the SEC’s approach prevents us from showing together all the pay—salary, annual cash incentive and equity-based pay—earned for performance in any one calendar year. In order to provide our stockholders with the aggregate amount of compensation earned by each named executive officer for a given calendar year, we are including below a supplemental “Total Direct Compensation Table.” We believe the “Total Direct Compensation Table” enables a more meaningful annual compensation presentation than the “Summary Compensation Table” presented later in this proxy statement. The “Total Direct Compensation Table” consists of (i) the actual salary paid for the year, (ii) the annual incentives and deferred bonuses awarded for the year and (iii) the annual grant date fair value of equity grants awarded for service and performance for the year, irrespective of when such amounts ultimately were granted, paid and/or vested. This table illustrates one of the analyses undertaken by our Compensation Committee in determining each element of our named executive officers’ compensation for the particular year in light of each executive’s performance during the year.

The principal differences between the “Total Direct Compensation Table” presented below and the “Summary Compensation Table,” presented later in this proxy statement, is that the “Total Direct Compensation Table” achieves an “apples to apples” presentation of both cash and equity-based incentives by showing the value of equity awards in the year to which such grants relate, rather than the year in which such grants were made, as reflected in the “Summary Compensation Table.” Other companies may calculate Total Direct Compensation differently than we do.

Total Direct Compensation Table

The Total Direct Compensation earned by our named executive officers for 2015 is set forth in the table below. We have omitted Mr. Spence from the “Total Direct Compensation Table” because his employment ended in March of 2015.

Executive	Year	Salary	Incentive Cash Bonus	Deferred Cash Bonus	Grant Date Fair Value of Options or LTIP Units in lieu of Cash Incentive	Grant Date Fair Value of Time- Based LTIP Units	Grant Date Fair Value of At-Risk Multi Year Performance- Based LTIP Units (1)	Total Direct Compensation
Albert Behler	2015	$1,100,000	$—	$455,172	$812,500	$2,720,000	$4,080,000	$9,167,672
Michael Walsh(2)	2015	$461,918	$—	$248,276	$287,500	$—	$—	$997,694
Jolanta Bott	2015	$475,000	$150,000	$196,552	$—	$600,000	$900,000	$2,321,552
Theodore Koltis	2015	$700,000	$464,000	$—	$145,000	$600,000	$900,000	$2,809,000
Wilbur Paes	2015	$450,000	$200,000	$—	$—	$600,000	$900,000	$2,150,000

(1)	Represents the grant date fair value of each named executive officer’s allocation in the 2016 Performance Program, which was approved by our Compensation Committee on March 4, 2016, effective March 18, 2016. Pursuant to the 2016 Performance Program, participants may earn equity compensation awards if and only if certain absolute and/or relative TRS objectives are achieved during a three-year performance measurement period, and awards are subject to one year of additional time-based vesting after the end of the performance measurement period. See “Elements of Our Compensation Program—Long-Term Equity Incentive Compensation” above for additional details on our 2016 Performance Program.
(2)	Mr. Walsh’s employment commenced March 26, 2015 and ended on March 2, 2016. His annualized base salary for 2015 was $600,000.

2016 Base Salary

Our Compensation Committee reviews the base salary payable to each named executive officer annually and makes adjustments to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility. Below are the details of the 2016 Base Salaries for each of our named executive officers.

	Base Salary
Executive	2016	2015	% Change
Albert Behler	$1,100,000	$1,100,000	0.0%
Wilbur Paes(1)	$525,000	$450,000	16.7%
Jolanta Bott	$475,000	$475,000	0.0%
Theodore Koltis	$700,000	$700,000	0.0%

(1)	Mr. Paes’s base salary was increased to $525,000 effective March 3, 2016, in connection with his promotion to Executive Vice President, Chief Financial Officer and Treasurer.

2016 Annual Incentive Cash Bonus

Our Compensation Committee has approved a new annual incentive cash bonus program for 2016. This program includes both corporate and individual objective components. The corporate objectives include the following objective performance criteria: Core FFO per share, annual square footage of leases signed, same-store leased percentage, mark-to-market on signed leases for second generation space, weighted average debt maturity, fixed charge coverage ratio, liquidity and general and administrative expenses. Below are the details of the allocation between corporate and individual objective components for each of our named executive officers.

	Incentive Cash Bonus
Executive	Corporate Objectives	Individual Objectives
Albert Behler	75.0%	25.0%
Wilbur Paes	60.0%	40.0%
Jolanta Bott	60.0%	40.0%
Theodore Koltis	40.0%	60.0%

In addition, our Compensation Committee also approved the following individual bonus ranges as a percentage of base salary for threshold, target and maximum performance levels for each of our named executive officers.

		Cash Bonus Ranges—(%)			Cash Bonus Ranges—($)
Executive	2016 Base Salary	Threshold	Target	Maximum	Threshold	Target	Maximum
Albert Behler	$1,100,000	75.0%	150.0%	225.0%	$825,000	$1,650,000	$2,475,000
Wilbur Paes	$525,000	75.0%	125.0%	175.0%	$393,750	$656,250	$918,750
Jolanta Bott	$475,000	50.0%	100.0%	150.0%	$237,500	$475,000	$712,500
Theodore Koltis	$700,000	75.0%	100.0%	125.0%	$525,000	$700,000	$875,000

Other Compensation Policies and Practices

Employment Agreements and Executive Severance Plan

We have employment agreements with Messrs. Behler, Walsh and Paes and Ms. Bott. We have also adopted an Executive Severance Plan in which Mr. Koltis is a covered participant. (See “Potential Payments Upon Termination or Change in Control below.) These agreements and the Executive Severance Plan provide a certain level of severance in the event of a termination by us without cause or by the executives for good reason. In return, each executive agrees to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for a limited period after termination of employment. We believe that these agreements and the Executive Severance Plan are fair to the executives and to our stockholders and, because the severance benefits are agreed to in advance, avoid the need for protracted negotiations in the event of termination of employment.

Other Elements of Compensation

Employee Benefits. Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance.

401(k) Plan. We have a 401(k) Savings/Retirement Plan (“401(k) Plan”) that covers eligible employees, including our named executive officers. Our 401(k) Plan permits eligible employees to contribute up to 25.0% of their pre-tax compensation and/or up to 25.0% of their after-tax compensation as a Roth contribution, subject to certain limitations imposed by the Internal Revenue Code (the “Code”). The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Our 401(k) Plan includes a matching contribution, subject to Code limitations, equal to 100.0% of the first 6.0% and 50.0% of the next 6.0% of the participant’s compensation.

Deferred Compensation Plan. In connection with our formation transactions, we assumed a deferred compensation plan that had been maintained by our predecessor in which Mr. Behler and Ms. Bott had participated. Mr. Walsh also became a participant when he joined us in 2015. Under this deferred compensation plan, deferred bonuses were awarded to participants and participants were permitted to defer a portion of their income on a pre-tax basis and receive a tax-deferred return on these deferrals based on the performance of specific investments selected by the participants. In connection with this plan, our predecessor set aside assets in a rabbi trust held by an independent trustee and the trustee is directed to make similar or identical investments as those selected by each participant in order to generally match its liabilities to the participants under the deferred compensation plan with equivalent assets and thereby limit market risk. We also acquired these investments from our predecessor in connection with our formation transactions. All amounts deferred under this deferred compensation plan will be paid to a participant upon his or her attainment of Social Security retirement age. In the future, we may permit one or more of our executive officers to elect to defer a portion of his or her compensation pursuant to this deferred compensation plan or make additional awards to our executive officers of deferred compensation pursuant to this deferred compensation plan.

Perquisites and Other Personal Benefits. We reimburse Mr. Behler for his club memberships up to $20,000 each year and provide him with life insurance coverage of $5.0 million and long-term disability insurance coverage of at least 60.0% of the sum of Mr. Behler’s base salary and target bonus, in effect from time to time. Mr. Behler also has personal use of a Company-leased car as well as limousine service. We provide Ms. Bott and Mr. Paes with an annual car allowance of $9,600 and free parking. We also reimburse Ms. Bott the cost of her automobile insurance.

Clawback Policy

We have adopted a formal clawback policy, which allows us to recoup compensation paid to an officer covered by the policy if the related financial results are subsequently restated as described below. The policy covers all of our current and former named executive officers as well as certain other specified officers. Pursuant to this policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then our Compensation Committee may require an employee covered by the policy to repay or forfeit to the Company “excess compensation.” Excess compensation includes annual cash bonus and long term incentive compensation in any form (including options and LTIP units, whether time-based or performance-based) received by that employee during the three-year period preceding the publication of the restated financial statements that our Compensation Committee determines was in excess of the amount that such employee would have received if such compensation had been determined based on the financial results reported in the restated financial statements. In making its determination to recoup compensation from an officer, the Compensation Committee may take into account any factors it deems reasonable, including any determination whether the officer engaged in fraud, willful misconduct or committed acts or omissions which materially contributed to the events that led to the restatement.

Our Compensation Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anti-Hedging and Anti-Pledging Policies

None of our executives have engaged in any hedging transactions with respect to our stock and none of our executives have engaged in any pledging transactions with respect to our stock except as noted in “Security Ownership of Certain Beneficial Owners and Management.” Under our policies, no executive or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, director or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Nominating and Corporate Governance Committee.

We also have an anti-pledging policy whereby no executive or director may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.

Minimum Share Ownership Guidelines for Executive Officers and Directors

We have adopted minimum stock ownership guidelines that require each executive officer to maintain a minimum number of shares of our common stock (including operating partnership units and LTIP units) having a value equal to or greater than a multiple (six times, in the case of our Chief Executive Officer, and three times, in the case of all other Section 16 executive officers) of such executive officer’s base salary. Each executive officer must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy (for executive officers in place at that time) and the date of such officer’s appointment (for subsequently appointed executive officers), and until such time as the executive officer achieves such minimum, he or she must retain 50 percent of the value of any vested award, net of taxes.

We have adopted minimum stock ownership guidelines that require our independent directors to hold a number of shares of our common stock (including operating partnership units and LTIP units) having a market value equal to or greater than five times the portion of the annual base retainer which is eligible to be paid in cash. Each independent director must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy (for directors in place at that time) and the date of such director’s election to our Board (for subsequently appointed directors) to attain compliance with the stock ownership requirements.

Tax Gross-Up Payments

We do not provide any “golden parachute” tax gross-up payments to our named executive officers. Under the employment agreements with certain of our named executive officers, if any payments or benefits to be paid or provided to the executive would be subject to “golden parachute” excise taxes under Section 280G of the Code, the executive’s payments and benefits under his or her employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.

Tax Considerations

Deductibility of Executive Compensation. Under Section 162(m) of the Code, a publicly held corporation may not deduct compensation of more than $1 million paid to any “covered employee” in any year unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). We expect Section 162(m) to have limited impact on the Company for a number of reasons. First, as a newly public company, certain compensation payable by us to our executive officers during a transition period that may extend until the annual meeting of stockholders that occurs in the fourth calendar year after our initial public offering may be exempt from the cap on deduction imposed by Section 162(m) under a special transition rule provided by the regulations promulgated under Section 162(m). Second, based on our interpretation of certain private letter rulings, it is our position that compensation payable to our executive officers that is attributable to services for our operating partnership is not subject to Section 162(m) as our operating partnership is not a “publicly held corporation” within the meaning of Section 162(m). As a result, and based on the level of cash compensation expected to be payable to our executive officers, the possible loss of a U.S. federal tax deduction would not be expected to have a material impact on us. Accordingly, we do not expect Section 162(m) to have a significant impact on our Compensation Committee’s compensation decisions for our executive officers.

Section 409A of the Code. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Standards

Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under the 2014 Equity Incentive Plan will be accounted for under ASC Topic 718.

Risk Considerations in Our Compensation Programs

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.

We structure the compensation to our executive officers to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portion of compensation (annual cash incentive and long-term equity) is designed to encourage and reward both short- and long-term financial, operational and individual performance, with appropriate caps on the maximum amount of annual cash incentive compensation and shares and/or units that can be earned. We have also put in place various policies (anti-hedging and pledging and clawback policies and stock ownership guidelines) that address and mitigate compensation-related risks.

Separation Agreement with Michael Walsh

Pursuant to the Separation Agreement, as required by the terms of Mr. Walsh’s employment agreement, Mr. Walsh received a single lump sum payment in the amount of $1,019,265 less applicable tax-related deductions and withholdings. In addition, Mr. Walsh’s outstanding unvested time-based option and LTIP units were fully vested and the period in which he may exercise his option was extended to two years following his termination. His performance-based LTIP units remain outstanding and may be earned on a pro-rata basis based on our performance through the end of the three-year performance period.

Mr. Walsh has agreed to provide transition consulting services to the Company for up to three months after the effective date of his Separation Agreement.

Pursuant to the terms of the employment agreement with Mr. Walsh, Mr. Walsh will remain subject to certain restrictive covenants, including a non-competition covenant during the consulting period and non-solicitation and non-interference covenants for 12 months after March 2, 2016.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by our Compensation Committee

Lizanne Galbreath (Chair)

Dan Emmett

David O’Connor

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)		Option Awards(1) ($)	All Other Compensation(2) ($)		Total ($)
Albert Behler	2015	1,100,000	(3)	1,105,172	(3)(4)	1,982,500		—	153,596		4,341,268
Chairman, Chief Executive Officer and President	2014	114,521		426,293		48,450,005	(7)	1,695,000	2,178		50,687,997

Michael Walsh	2015	461,918	(8)	478,276	(3)(4)	2,107,140		444,000	1,132		3,492,466
Executive Vice President, Chief Financial Officer and Treasurer

Jolanta Bott	2015	475,000		346,552	(3)	396,500		—	35,233		1,253,285
Executive Vice President, Operations and Human Resources	2014	49,452	(5)	89,137	(6)	3,704,998	(7)	339,000	2,322		4,184,909

Theodore Koltis	2015	700,000		580,000	(4)	475,800		—	25,298		1,781,098
Executive Vice President, Leasing

Wilbur Paes	2015	450,000		200,000		436,150		444,000	12,536		1,542,686
Senior Vice President, Chief Accounting Officer

David Spence	2015	145,385		—		—		—	1,399,248	(9)	1,544,633
Former Chief Financial Officer	2014	62,466	(5)	117,069	(6)	4,750,012	(7)	339,000	1,962		5,270,509

(1)	Reflects the aggregate grant date fair value of stock awards, performance-based awards and option awards granted, calculated in accordance with ASC Topic 718, disregarding the estimate for forfeitures. The assumptions we used for calculating the grant date fair values are set forth in note 18 to our combined consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The grant date fair value for awards under our 2015 Performance Plan is based upon the probable outcome. Assuming that maximum performance is achieved under our 2015 Performance Plan, the value at the grant date of the awards made under our 2015 Performance Plan during 2015 would each have been as follows: Mr. Behler—$4,450,410; Mr. Walsh—$1,068,098; Ms. Bott—$890,082; Mr. Koltis—$1,068,098 and Mr. Paes—$979,090, respectively.

(2)	The table below shows the components of “All Other Compensation” for 2015, which includes life and executive disability insurance premiums paid by us, our 401(k) matching contributions for individuals who made 401(k) contributions, car allowances provided to Mr. Paes and Ms. Bott, personal use of company-leased car and limousine service by Mr. Behler and reimbursement of Mr. Behler’s club memberships.

Executive	Life Insurance / Executive Long- Term Disability Insurance ($)	401(k) Company Match ($)	Car Allowance / Car / Car Insurance ($)	Parking ($)		Club Membership ($)	Total ($)
Albert Behler	71,415	18,000	44,181	—		20,000	153,596
Michael Walsh	1,132	—	—	—		—	1,132
Jolanta Bott	2,936	19,950	12,347	—	(a)	—	35,233
Theodore Koltis	8,348	16,950	—	—		—	25,298
Wilbur Paes	2,936	—	9,600	—	(a)	—	12,536
David Spence	1,180	16,907	—	—		—	17,787

(a)	Ms. Bott and Mr. Paes received free parking at the Company’s premises but the Company did not incur incremental cost in connection therewith.
(3)	Amounts include deferred bonuses awarded under our deferred compensation plan of $455,172, $248,276 and $196,552, to Messrs. Behler and Walsh and Ms. Bott, respectively.
(4)	Under the Bonus Exchange Program, our named executive officers may elect to receive all or a portion of their cash bonus in (i) fully vested stock options or LTIP units with a value equal to the cash bonus exchanged, or (ii) options or LTIP units subject to a three-year vesting schedule (40%, 40% and 20%), with a value equal to 125% of the cash bonus exchanged. The following table shows the actual cash bonuses (but not any deferred bonuses), awarded to the named executive officers that participated in the Bonus Exchange Program, the amount exchanged, the value of the equity awards in excess of the bonus award and the exchanged equity value. Pursuant to SEC rules, the amount of the actual bonuses awarded is reported in the above Summary Compensation Table under the “Bonus” column, but the incremental value (25% premium) of the equity awards will be disclosed in the “Stock Awards” or “Option Awards” column, whichever is applicable, in the Summary Compensation Table of our 2017 proxy.

Bonus Exchange Program

Executive	Year	Annual Incentive Cash Bonus ($)	Amount Exchanged ($)	25% Premium on Exchange ($)	Exchange Equity Value ($)
Albert Behler	2015	650,000	650,000	162,500	812,500
Michael Walsh	2015	230,000	230,000	57,500	287,500
Theodore Koltis	2015	580,000	116,000	29,000	145,000

(5)	Represents actual base salary paid for 2014 commencing with the completion of our initial public offering on November 24, 2014.
(6)	Represents 25% of the bonus for 2014 paid by us. Our predecessor paid 75% of the bonus for 2014. Amounts include deferred bonuses awarded under our deferred compensation plan of $113,793, $62,069 and $49,137, for Messrs. Behler and Spence and Ms. Bott, respectively.
(7)	Represents one-time founders’ grants that were approved by the Company’s then-current board of directors and made in connection with the Company’s initial public offering. These grants were fully disclosed in the prospectus circulated in connection with the initial public offering.
(8)	Mr. Walsh commenced his employment on March 26, 2015. His 2015 annualized base salary was $600,000.
(9)	Includes cash severance of $1,381,461 paid to Mr. Spence in connection with his resignation.

2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to a named executive officer in the fiscal year ended December 31, 2015.

			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Executive	Grant Date	Approval Date	Threshold (#)		Maximum (#)
Albert Behler	04/01/15	04/01/15	58,313	(1)	233,250	(1)	—		—	—	1,982,500
Michael Walsh	04/01/15	04/01/15	13,995	(1)	55,980	(1)	—		—	—	475,800
	04/01/15	04/01/15	—		—		90,000	(2)	—	—	1,631,340
	04/01/15	04/01/15	—		—		—		100,000	19.08	444,000
Jolanta Bott	04/01/15	04/01/15	11,663	(1)	46,650	(1)	—		—	—	396,500
Theodore Koltis	04/01/15	04/01/15	13,995	(1)	55,980	(1)	—		—	—	475,800
Wilbur Paes	04/01/15	04/01/15	12,829	(1)	51,315	(1)	—		—	—	436,150
	04/01/15	04/01/15	—		—		—		100,000	19.08	444,000

(1)	The information in these columns represents awards made under our 2015 Performance Program (which have not been earned). The terms of our 2015 Performance Program, including the vesting terms, are described below under “2015 Performance Program.”
(2)	The award grant of LTIP units entitles the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our common stock underlying the LTIP unit award. This award, together with the option to acquire 100,000 shares of our common stock, were granted to Mr. Walsh as initial equity awards under his employment agreement.

2015 Performance Program

On April 1, 2015, our Compensation Committee approved the 2015 Performance Program, a multi-year performance-based equity compensation program. The purpose of the 2015 Performance Program was to further align the interests of our stockholders with that of management by encouraging our senior officers to create stockholder value in a “pay for performance” structure. Under the 2015 Performance Program, participants may earn awards in the form of LTIP units of our operating partnership based on our TRS over a three-year performance measurement period beginning on April 1, 2015 and continuing through March 31, 2018, on both an absolute basis and relative basis. 50% of the award is earned if we outperform a predetermined absolute TRS and the remaining 50% is earned if we outperform a predetermined relative TRS. Specifically, participants begin to earn awards under the 2015 Performance Program if our TRS for the performance measurement period equals or exceeds 21% on an absolute basis and exceeds the performance of the SNL Office REIT Index by 100 basis points on a relative basis, and awards will be fully earned if our TRS for the performance measurement period equals or exceeds 40% on an absolute basis and exceeds the performance of the SNL Office REIT Index by 700 basis points on a relative basis. Participants will not earn any awards under the 2015 Performance Program if our TRS during the performance measurement period does not meet these minimum thresholds. The number of LTIP units that are earned if performance is above the minimum thresholds, but below the maximum thresholds, will be determined based on linear interpolation between the percentages earned at the minimum and maximum thresholds. During the performance measurement period, participants will receive per unit distributions equal to one-tenth of the per share dividends otherwise payable to our common stockholders with respect to their LTIP units. If the LTIP units are ultimately earned based on the achievement of the designated performance objectives, participants will receive cash or additional LTIP units based on the amount the participants would have received if per unit distributions during the performance measurement period for the earned LTIP units had equaled per share dividends paid to our common stockholders less the amount of distributions participants actually received during the performance measurement period. If the designated performance objectives are achieved, awards earned under the 2015 Performance Program will also be subject to vesting based on continued employment with us through April 1, 2020, with 50% of each award vesting following the conclusion of the performance period, and 25% vesting on each of April 1, 2019 and April 1, 2020.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of December 31, 2015.

	Option Awards					Stock Awards
Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(2)
Albert Behler	100,000	400,000	(3)	17.50	11/17/24	—		—	—	—
	—	—		—	—	228,571	(4)	4,137,135	—	—
	—	—		—	—	—		—	58,313	1,055,465
Michael Walsh	—	100,000	(5)	19.08	03/31/25	—		—	—	—
	—	—		—	—	90,000	(6)	1,629,000	—	—
	—	—		—	—	—		—	13,995	253,310
Jolanta Bott	20,000	80,000	(3)	17.50	11/17/24	—			—	—
	—	—		—	—	64,000	(4)	1,158,400	—	—
	—	—		—	—	—		—	11,663	211,100
Theodore Koltis	20,000	80,000	(3)	17.50	11/17/24	—		—	—	—
	—	—		—	—	45,714	(4)	827,423	—	—
	—	—		—	—	—		—	13,995	253,310
Wilbur Paes	—	100,000	(5)	19.08	03/31/25	—		—	—	—
	—	—		—	—	13,714	(4)	248,223	—	—
	—	—		—	—	—		—	12,829	232,205
David Spence	100,000	—		17.50	11/17/24	—		—	—	—

(1)	Based on a price of $18.10 per unit, which was the closing price on the NYSE of one share of our common stock on December 31, 2015. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.
(2)	The number and market or payout value of equity incentive plan awards is based on the amount that the named executive officers would have earned under our 2015 Performance Program, if the threshold performance goals were achieved. The terms of our 2015 Performance Program, including the vesting terms, are described above under “—2015 Grants of Plan-Based Awards.”
(3)	Reflects stock options granted on November 18, 2014 to executive officers and employees under our 2014 Equity Incentive Plan in connection with our initial public offering, with 20.0% vesting on each of November 18, 2015, 2016, 2017, 2018 and 2019, subject to continued employment.
(4)	Reflects LTIP units granted on November 24, 2014 to executive officers and employees under our 2014 Equity Incentive Plan in connection with our initial public offering, with 20.0% vesting on each of November 24, 2015, 2016, 2017, 2018 and 2019, subject to continued employment.
(5)	Reflects stock options granted on April 1, 2015 under our 2014 Equity Incentive Plan, with 20.0% vesting on each of April 1, 2016, 2017, 2018, 2019 and 2020 subject to continued employment.

(6)	Reflects LTIP units granted on April 1, 2015 under our 2014 Equity Incentive Plan, with 22,500 LTIP units vesting on April 1, 2016, 22,500 LTIP units vesting on April 1, 2017, 15,000 LTIP units vesting on April 1, 2018, 15,000 LTIP units vesting on April 1, 2019 and 15,000 LTIP units vesting on April 1, 2020, subject to continued employment.

2015 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2015 and the aggregate number of shares of common stock and LTIP units that vested in 2015. The value realized on exercise is the product of (i) the closing price on the New York Stock Exchange of a share of common stock on the date of exercise minus the exercise price, multiplied by (ii) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (i) the closing price on the New York Stock Exchange of a share of common stock on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were reported sales), multiplied by (ii) the number of shares/LTIP units vesting.

Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Albert Behler	—	—	57,143	1,041,145
Michael Walsh	—	—	—	—
Jolanta Bott	—	—	16,000	291,520
Theodore Koltis	—	—	11,429	208,236
Wilbur Paes	—	—	3,429	62,476
David Spence	—	—	100,000	1,885,000

Nonqualified Deferred Compensation

Under our deferred compensation plan, deferred bonuses were awarded to Messrs. Behler and Spence and Ms. Bott in 2015. Deferred bonuses are credited with earnings or losses based upon the investment returns of assets in the rabbi trust managed by the trustee.

The table below summarizes the annual rates of return for the year ended December 31, 2015 for the assets in the rabbi trust:

Name of Fund	2015 Rate of Return (%)	Name of Fund	2015 Rate of Return (%)
Money Market Fund	0.13	Investment Grade Taxable	2.24
US Large Cap Fund	1.50	Investment Grade Tax Exempt	0.93
US Mid Cap Fund	1.44	International Developed Bonds	1.94
US Small Cap Fund	1.14	REIT Fund	2.36
International Developed Fund	0.38	Commodities	0.00
Emerging Markets Fund	0.22

Benefits under the deferred compensation plan are generally paid upon attainment of Social Security retirement age.

The following table shows deferred bonuses granted to our named executive officers under the deferred compensation plan during the year ended December 31, 2015, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance of each named executive officer under the deferred compensation plan as of December 31, 2015.

Name	Registrant Contributions in 2015 ($)(1)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2015 ($)
Albert Behler	113,793	162,782	—	22,135,804
Jolanta Bott	49,137	31,472	—	3,821,711
David Spence	62,069	23,262	—	2,989,711

(1)	All of the amounts reported in the contributions column are also included in the Summary Compensation Table as bonus for 2014.

Potential Payments Upon Termination or Change in Control

Employment Agreements

Pursuant to the terms of the employment agreements with Messrs. Behler and Walsh and Ms. Bott, upon the termination of the executive’s employment by us without “cause” (as defined in the applicable employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, the executive will be entitled to the following severance payments and benefits:

•

a lump sum cash payment equal to the sum of the executive’s earned but unpaid base salary, earned but unpaid annual cash incentive bonus, unpaid expense reimbursement and accrued but unused vacation time to the date of termination;

•

a lump sum cash payment equal to a multiple of (x) the executive’s then-current annual base salary, plus (y) the average of the annual cash incentive bonuses earned by the executive with respect to the three most recent fiscal years ending on or before the date of termination (but not less than $1,250,000 for Mr. Behler); the multiple is two for Mr. Behler and one for Mr. Walsh and Ms. Bott or, in the event such termination occurs in connection with or within two years after a change in control (as defined in the applicable employment agreement), three for Mr. Behler and two for Mr. Walsh and Ms. Bott;

•	a prorated portion of the annual bonus for the year of termination, calculated based on the executive’s target bonus for such year;

•

a lump sum cash payment equal to a multiple of annual premium payable by us for the executive’s health and dental insurance; the multiple is two for Mr. Behler and one for Mr. Walsh and Ms. Bott; or, in the event such termination occurs in connection with or within two years after a change in control, two for Mr. Behler and 1.5 for Mr. Walsh and Ms. Bott; and

•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

None of the employment agreements provide for any tax gross ups and, in the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive. Each employment agreement provides that, upon a change in control, we will set aside funds in a rabbi trust in an amount sufficient to pay the severance payments due in the event of the termination of the executive in connection with or within two years after a change in control of our company either by us without “cause” or by the executive for “good reason,” provided that the executive will only be entitled to these funds in the event the executive’s employment is actually terminated in connection with or within two years after a change in control of our company either by us without “cause” or by the executive for “good reason.”

All of the cash severance payments described above are to be made as lump sum payments within 30 days after the date of termination of employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

Each employment agreement also provides that in the event the executive’s employment is terminated on account of his or her death or disability, the executive or his or her beneficiary in the case of death will receive the following payments:

•

a lump sum cash payment equal to the sum of the executive’s earned but unpaid base salary, earned but unpaid annual cash incentive bonus, unpaid expense reimbursement and accrued but unused vacation time to the date of termination;

•	a prorated portion of the annual bonus payable for the year of such termination, calculated based on actual achievement of applicable performance metrics for the applicable year; and

•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under the employment agreement, each executive is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for six months after termination of employment, for Mr. Behler and Ms. Bott, or for 12 months after termination of employment, for Mr. Walsh.

Executive Severance Plan

We have adopted an Executive Severance Plan for the benefit of certain specified executive officers who are not parties to an employment agreement, including Mr. Koltis. In the event a participating officer is terminated by us without cause, subject to the officer signing a separation agreement and release with restrictive covenants, including non-competition and non-solicitation covenants for six months after termination of employment, this plan will provide severance benefits in the amount of the sum of the officer’s base salary, most recent cash bonus and an amount equal to the annual premium payable by us for the officer’s health and dental insurance.

As of December 31, 2015, we did not have an employment or severance agreement with Mr. Paes.

The following tables set forth the amounts that would have been paid to our continuing named executive officers in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a change in control; upon death or disability; upon a change in control without termination and upon a termination by us without “cause” or by the executive for “good reason” in connection with a change in control occurring, in each case, as of December 31, 2015. The amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment.

Executive	Without Cause / For Good Reason		Death / Disability	Change in Control (No Termination)	Change in Control (Termination Without Cause / For Good Reason)
Albert Behler
Bonus	$650,000		$650,000	$—	$650,000
Cash Severance	4,700,000		—	—	7,050,000
Vesting of LTIP Units(1)	4,137,153		4,137,153	4,137,153	4,137,153
Vesting of Stock Options(2)	240,000		240,000	240,000	240,000
Performance Awards(3)	145,440		145,440	—	145,440
Benefits(4)	57,268		—	—	57,268

Total(5)	$9,928,861		$5,172,593	$4,377,153	$12,279,861

Michael Walsh
Bonus	$230,000		$230,000	$—	$230,000
Cash Severance	830,000		—	—	1,660,000
Vesting of LTIP Units(1)	1,629,000		1,629,000	1,629,000	1,629,000
Vesting of Stock Options(2)	—		—	—	—
Performance Awards(3)	34,906		34,906	—	34,906
Benefits(4)	19,838		—	—	29,757

Total(5)	$2,743,744		$1,893,906	$1,629,000	$3,583,663

Jolanta Bott
Bonus	$150,000		$150,000	$—	$150,000
Cash Severance	630,000		—	—	1,260,000
Vesting of LTIP Units(1)	1,158,400		1,158,400	1,158,400	1,158,400
Vesting of Stock Options(2)	48,000		48,000	48,000	48,000
Performance Awards(3)	29,088		29,088	—	29,088
Benefits(4)	13,994		—	—	20,991

Total(5)	$2,029,482		$1,385,488	$1,206,400	$2,666,479

Theodore Koltis
Bonus	$580,000	(7)	$—	$—	$580,000	(7)
Cash Severance	700,000	(7)	—	—	700,000	(7)
Vesting of LTIP Units(1)	827,442		827,442	827,442	827,442
Vesting of Stock Options(2)	48,000		48,000	48,000	48,000
Performance Awards(3)	34,906		34,906	—	34,906
Benefits(4)	44,860		—	—	44,860

Total(6)	$2,235,208		$910,348	$875,442	$2,235,208

Wilbur Paes
Bonus	$—		$—	$—	$—
Cash Severance	—		—	—	—
Vesting of LTIP Units(1)	248,242		248,242	248,242	248,242
Vesting of Stock Options(2)	—		—	—	—
Performance Awards(3)	31,997		31,997	—	31,997
Benefits(4)	—		—	—	—

Total	$280,239		$280,239	$248,242	$280,239

(1)	For all of the executives, outstanding equity awards with time-based vesting fully vest upon a change in control, the executive’s termination upon death or disability or termination by us without cause or by the executive for good reason. As of December 31, 2015, Messrs. Behler, Walsh, Koltis and Paes and Ms. Bott held unvested time-based LTIP units as follows: Mr. Behler—228,571 LTIP units; Mr. Walsh—90,000 LTIP units; Ms. Bott—64,000 LTIP units; Mr. Koltis—45,714 LTIP units; and Mr. Paes—13,714 LTIP units. For purposes of the tables above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2015” table above.
(2)	All of the executives’ outstanding stock options fully vest upon a change in control, the executive’s termination upon death or disability, termination by us without cause or by the executive for good reason. Information regarding unvested stock options held by our named executive officers as of December 31, 2015 is contained in the “Outstanding Equity Awards at Fiscal Year-End 2015” table above.
(3)	Under the 2015 Performance Program, in the event of a change in control during the performance period, the performance period will be shortened to end on the date of the change in control and the executives’ awards will be based on performance through that date, with further proration if the change in control occurs during the first year of the performance period. Any LTIP units earned upon a change in control will remain subject to time-based vesting through April 1, 2020 but will be fully vested in the event of termination by us without cause or by the executive for good reason within 18 months following the change in control.

If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason, the executive’s award will be calculated as of the end of the performance period in the same manner as if such termination had not occurred, but prorated based on the number of days in the performance period during which such executive was employed by us. Any LTIP units so earned will be fully vested. For purposes of this table, we have prepared the calculations on the basis that the performance period had ended on December 31, 2015.

(4)	Benefits payment includes a lump sum cash payment equal to a multiple of annual premium payable by us for the executive’s health and dental insurance; the multiple is two for Mr. Behler and one for Mr. Walsh, Ms. Bott and Mr. Koltis; or, in the event such termination occurs in connection with or within two years after a change in control, two for Mr. Behler, 1.5 for Mr. Walsh and Ms. Bott, and one for Mr. Koltis.
(5)	In the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.
(6)	Payments under the Executive Severance Plan are subject to Mr. Koltis signing a separation agreement and release with restrictive covenants, including non-competition and non-solicitation covenants for six months after termination of employment.
(7)	These payments will only be made under the Executive Severance Plan if Mr. Koltis is terminated by us without cause.

Separation Agreement with David Spence

Pursuant to the Separation Agreement, as required by the terms of Mr. Spence’s employment agreement, Mr. Spence received a single lump sum payment in the amount of $1,381,461, less applicable tax-related deductions and withholdings. In addition, Mr. Spence’s outstanding unvested options and LTIP units vested effective 30 days after March 25, 2015.

The Separation Agreement also provided that effective for the three-month period starting seven-days after March 25, 2015, Mr. Spence would provide consulting services at reasonable times as requested by the Company’s Chairman, President and Chief Executive Officer. The Company paid Mr. Spence $33,333 per month for the consulting period in consulting fees.

Pursuant to the terms of the employment agreement with Mr. Spence, Mr. Spence was subject to certain restrictive covenants, including non-competition and non-solicitation covenants, for six months after March  25, 2015.

Compensation Committee Interlocks and Insider Participation

During 2015, the following directors, all of whom are independent directors, served on our Compensation Committee: Lizanne Galbreath, Dan Emmett and David O’Connor. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of shares of our common stock and units in our operating partnership as of February 1, 2016, with respect to:

•	each of our directors;

•	each of our named executive officers;

•	each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and units in our operating partnership; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares and units is determined under rules of the SEC and generally includes any shares or units, as applicable, over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and units in our operating partnership shown as beneficially owned by them. Shares of our common stock and units in our operating partnership that a person has the right to acquire within 60 days of February 1, 2016 are deemed to be outstanding and beneficially owned by the person having the right to acquire such shares or units for purposes of the table below, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

As of February 1, 2016, there were 212,112,137 shares of our common stock outstanding and 51,660,088 units of our operating partnership outstanding, consisting of 50,658,280 common operating partnership units and 1,001,808 LTIP units (excluding 891,015 unvested performance-based LTIP units granted to the Company’s executive officers and employees pursuant to the 2015 Performance Plan, which may be earned based on the achievement of designated performance objectives).

Unless otherwise indicated, all shares and units are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1633 Broadway, Suite 1801, New York, NY 10019.

	Common Stock		Common Stock and Units
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of All Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percent of All Shares and Units(2)
5% Stockholders:
The Otto Family Group(3)	33,115,587	15.6%	33,126,520	12.6%
The Vanguard Group(4)	23,090,065	10.9	23,090,065	8.8
Alexander Otto(5)	14,145,495	6.7	14,145,495	5.4
Katharina Otto-Bernstein(16)	11,831,489	5.6	11,842,422	4.5
Vanguard Specialized Funds–Vanguard REIT Index Fund(6)	11,441,630	5.4	11,441,630	4.3

Executive Officers and Directors:
Albert Behler(7)	211,812	*	5,137,937	2.0
Wilbur Paes(8)	30,000	*	75,714	*
Jolanta Bott(9)	27,214	*	332,692	*
Theodore Koltis(10)	20,000	*	206,192	*
Thomas Armbrust(11)	139,504	*	139,504	*
Martin Bussmann	—	*	—	*
Dan Emmett(12)	57,142	*	68,075	*
Lizanne Galbreath(13)	15,625	*	26,558	*
Karin Klein	—	*	—	*
Peter Linneman(14)	30,000	*	48,451	*
David O’Connor(15)	14,285	*	25,218	*
Katharina Otto-Bernstein(16)	11,831,489	5.6	11,842,422	4.5
All directors and executive officers as a group (16 persons)	12,431,499	5.9	18,753,508	7.1

*	Represents less than 1.0%
(1)	“Number of shares beneficially owned” includes shares of common stock that may be acquired by exercising stock options within 60 days of February 1, 2016 but does not include shares of common stock that may be acquired by redeeming common units in the operating partnership. “Number of shares and units beneficially owned” includes all shares included in the column titled “Number of shares beneficially owned” plus shares of common stock that may be acquired by redeeming common units in the operating partnership assuming that (i) all outstanding common units in the operating partnership are immediately redeemable/exchangeable, (ii) all outstanding LTIP units have vested in full and have been converted into an equal number of common units in the operating partnership (excluding unvested performance-based LTIP units granted to the Company’s executive officers and employees pursuant to the 2015 Performance Plan, which may be earned based on the achievement of designated performance objectives) and (iii) all common units in the operating partnership have been exchanged for shares of common stock.
(2)	As of February 1, 2016, 212,112,137 shares of common stock, 50,658,280 common units in the operating partnership and 1,001,808 LTIP units were outstanding (excluding 891,015 unvested performance-based LTIP units granted to the Company’s executive officers and employees pursuant to the 2015 Performance Plan, which may be earned based on the achievement of designated performance objectives). To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of February 1, 2016 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that: (i) all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of common units in the operating partnership, and (ii) all common units in the operating partnership held by all persons, other than us, have been exchanged for shares of common stock.

(3)	Based on information provided on a Schedule 13D jointly filed with the SEC on December 4, 2014 by AROSA Vermögensverwaltungsgesellschaft m.b.H., a German limited liability company (“AROSA”), Alexander Otto, the sole shareholder of AROSA, Katharina Otto-Bernstein and Maren Otto. Represents the shares beneficially owned by Maren Otto and her two children, Alexander Otto and Katharina Otto-Bernstein. Maren Otto has sole voting and sole dispositive power over 7,138,603 of these shares of common stock. For the number of these shares beneficially owned by each of Alexander Otto and Katharina Otto-Bernstein refer to footnotes (5) and (16), respectively. The address for AROSA, Maren Otto and Katharina Otto-Bernstein is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Werner-Otto-Straße 1-7, D-22179 Hamburg, Germany and the address for Alexander Otto is c/o ECE Projektmanagement G.m.b.H & Co. KG, Heegbarg 30, 22391 Hamburg, Germany.
(4)	Based on information provided on a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group. The Vanguard Group reported shared voting power with respect to 116,000 shares and shared dispositive power with respect to 239,089 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)	Based on information provided on a Schedule 13D jointly filed with the SEC on December 4, 2014 by AROSA, Alexander Otto, Katharina Otto-Bernstein and Maren Otto. Includes 13,656,206 shares of common stock held directly by Alexander Otto and 489,289 shares of common stock held by AROSA, an entity wholly-owned by Alexander Otto. Alexander Otto has sole voting and sole dispositive power over each of these shares of common stock. The address for Alexander Otto is c/o ECE Projektmanagement G.m.b.H & Co. KG, Heegbarg 30, 22391 Hamburg, Germany and the address for AROSA is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Werner-Otto-Straße 1-7, D-22179 Hamburg, Germany.
(6)	Based on information provided on a Schedule 13G filed with the SEC on February 9, 2016 by Vanguard Specialized Funds—Vanguard REIT Index Fund. Vanguard Specialized Funds—Vanguard REIT Index Fund reported sole voting power with respect to all 11,441,630 shares and sole and shared dispositive power with respect to none of the shares. The address for Vanguard Specialized Funds—Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(7)	Includes 100,000 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,011,839 common units (of which 401,245 common units are held by entities that are wholly owned by Albert Behler) and 2,914,286 LTIP units (of which 228,571 LTIP units are subject to vesting). 111,812 of the shares of common stock and 592,480 of the common units are pledged as collateral in connection with notes granted to CNBB-RDF Holdings, LP (“CNBB-RDF Holdings”), an entity controlled by members of the Otto family, relating to previously granted interests in our predecessor.
(8)	Includes 20,000 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 45,714 LTIP units (of which 13,714 LTIP units are subject to vesting).
(9)	Includes 20,000 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 82,621 common units and 222,857 LTIP units (of which 64,000 LTIP units are subject to vesting). 7,214 of the shares of common stock and 31,831 of the common units are pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.
(10)	Includes 20,000 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 3,335 common units and 182,857 LTIP units (of which 45,714 LTIP units are subject to vesting). 3,335 of the common units are pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.
(11)	Includes 10,933 shares of restricted stock (of which 5,219 shares are subject to vesting).
(12)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 10,933 LTIP units (of which 5,219 LTIP units are subject to vesting).
(13)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 10,933 LTIP units (of which 5,219 LTIP units are subject to vesting).

(14)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 10,933 LTIP units (of which 5,219 LTIP units are subject to vesting) and 7,518 common units held jointly by Peter Linneman and his spouse, with respect to which Dr. Linneman has shared voting and dispositive power.
(15)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 10,933 LTIP units (of which 5,219 LTIP units are subject to vesting).
(16)	Based in part on information provided on a Schedule 13D jointly filed with the SEC on December 4, 2014 by AROSA, Alexander Otto, Katharina Otto-Bernstein and Maren Otto. Katharina Otto-Bernstein will have sole voting and sole dispositive power over each of these shares of common stock. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 10,933 LTIP units (of which 5,219 LTIP units are subject to vesting). The address for Katharina Otto-Bernstein is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Werner-Otto-Straße 1-7, D-22179 Hamburg, Germany.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreements

In connection with the formation transactions, we assumed certain management agreements of our predecessor pursuant to which we provide property management, leasing, reporting or other services for certain properties or business entities owned by members of the Otto family, including the Commercial National Bank Building, which is 100% indirectly owned by Maren Otto, Katharina Otto-Bernstein and Alexander Otto. Pursuant to the Commercial National Bank Building property management agreement, we receive (i) property management fees of 3.0% of the property’s annual gross revenue; (ii) construction service fees of 3.0% of certain costs, tenant improvements and tenant allowances; and (iii) disposition fees of 0.50% of the gross consideration paid in connection with a disposition of the property. During 2015, we received fees of $776,000 pursuant to these agreements, including $482,000 from the agreement relating to property management and leasing for the Commercial National Bank Building. The property management agreement automatically renews for annual terms unless terminated by either party by giving three months written notice to the other before the end of any calendar year. The other management agreements automatically renew for annual terms unless terminated by either party by giving thirty days written notice to the other before the end of any calendar year.

Note Payable

Prior to the completion of the formation transactions, in lieu of certain cash distributions, certain of the entities comprising our predecessor distributed a $24,500,000 note, which is payable to CNBB-RDF Holdings, which is an entity owned by Maren Otto, Katharina Otto-Bernstein and Alexander Otto, and a $2,799,000 note, which is payable to a different entity owned by members of the Otto family. The notes, which were distributed in lieu of certain cash distributions prior to the completion of the formation transactions, bear interest at a fixed rate of 0.50% and mature three years from the date of distribution. From January 1, 2015 through December 31, 2015 we paid $136,000 in interest in connection with the notes.

1633 Broadway Lease

Our predecessor leased 3,330 square feet of space in 1633 Broadway to CNBB-RDF Holdings at an annual base rent of $57.00 per square foot, with five months of free rent and no tenant improvement allowance. The term of the lease extends through 2019. We believe that the terms of this lease, at the time it was signed, were at least as favorable to us as the terms we could have obtained from a third party in an arm’s length transaction for the lease of this space.

Hamburg Trust HTC Consulting GmbH

We have engaged Hamburg Trust HTC Consulting GmbH (“HTC”), a licensed broker in Germany, to supervise selling efforts for our private equity real estate funds (or investments in feeder vehicles for these funds) to investors in Germany, including an ongoing engagement to distribute securitized notes of a feeder vehicle for Paramount Group Real Estate Fund VIII, LP (“Fund VIII”), a private equity real estate fund that we control. Pursuant to this engagement, which was begun by our predecessor, we have agreed to pay HTC for the costs it incurred to sell investments in this feeder vehicle and other funds, which primarily consist of commissions paid to third party agents, and other incremental costs incurred by HTC as a result of the engagement, plus, in each case, a mark-up of 10%. HTC is 100% owned by Albert Behler, our Chairman, Chief Executive Officer and President. We paid or accrued $349,000 for the fees and expense reimbursements due to HTC for the services it provided during 2015. The fees and expense reimbursements for 2015 include payments made pursuant to this engagement in connection with the sales of investments in the feeder vehicle for Fund VIII. Any future engagement of HTC by us will be subject to the approval of a majority of disinterested directors.

Other

During 2015, certain of the private equity real estate funds that we control received an aggregate of $5,482,000 (of which our share was $121,000) from CNBB-RDF Holdings for the reimbursement of certain costs and expenses incurred when these funds were controlled by our predecessor.

Review and Approval of Future Transactions with Related Persons

Our Board has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than members of the Otto family, Wilhelm von Finck and entities controlled directly or indirectly by such individuals, of more than 5% of a class of our voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a Notice of Internet Availability of Proxy Materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

Stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2017 annual meeting must submit their proposals to our Corporate Secretary on or before December 8, 2016.

Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to Gage Johnson, Secretary, at Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:

•	not earlier than the 150th day nor later than 5:00 p.m., New York time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; or

•

not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., New York time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

Assuming that our 2017 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2016 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2017 annual meeting after November 8, 2016 and no later than 5:00 p.m., New York time, on December 8, 2016.

Attendance at the Meeting

All stockholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials, annual report and/or proxy statement, as applicable. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of the applicable proxy materials to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our proxy materials, please send your request in writing to Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019, Attention: Investor Relations or by telephone at (212) 237-3100.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors

Gage Johnson
Senior Vice President, General Counsel and Secretary

New York, New York

April 7, 2016

PARAMOUNT GROUP, INC.

1633 BROADWAY, SUITE 1801

NEW YORK, NY 10019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on May 18, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 18, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05170-P72751 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 PARAMOUNT GROUP, INC.

The Board of Directors recommends you vote FOR all nominees listed:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Albert Behler	☐	☐	☐

	1b. Thomas Armbrust	☐	☐	☐

	1c. Martin Bussmann	☐	☐	☐

	1d. Dan Emmett	☐	☐	☐

	1e. Lizanne Galbreath	☐	☐	☐

	1f. Karin Klein	☐	☐	☐

	1g. Peter Linneman	☐	☐	☐

	1h. David O’Connor	☐	☐	☐

	1i. Katharina Otto-Bernstein	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2. Approval, on a non-binding advisory basis, of our named executive officer compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

3. Recommendation, by a non-binding advisory vote, on the frequency of named executive officer compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4. Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.		☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the Notice of the 2016 Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders, and revoke(s) any proxy or proxies heretofore given with respect to the 2016 Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Do not mail your proxy card if you vote by telephone or Internet.

E05171-P72751

PARAMOUNT GROUP, INC.

Annual Meeting of Stockholders

To be Held on May 19, 2016

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Albert Behler and Wilbur Paes, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Paramount Group, Inc. held of record by the undersigned on March 21, 2016, at the Annual Meeting of Stockholders to be held at 12:00 p.m., EDT on May 19, 2016, at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "For" all nominees for director, "For" the approval, on a non-binding advisory basis, of our named executive officer compensation, for the "1 Year" frequency of a non-binding advisory vote to approve our named executive officer compensation, and "For" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Continued and to be signed on reverse side